EXHIBIT 10.8
EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of June __, 2006 (the "Effective Date"), by and between Alternative Delivery Solutions, Inc., a Texas corporation ("Company"), and Clark R. (Dub) Doyal, ("Employee").

RECITALS

A. Employee has served as the Chairman and Chief Executive Officer of Company since the organization of Company.

      B.      Company and Employee believe it is appropriate and in their mutual best interests to memorialize the terms and conditions upon which Employee will continue to serve as the Chairman and Chief Executive Officer of the Company; and such terms and conditions are those set forth in this Agreement.

THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, Company and Employee agree as follows:

      1.      Employment. Upon the terms and subject to the conditions contained in this Agreement, Company hereby employs Employee, and Employee hereby accepts such employment, upon such terms and subject to such conditions.

2. Duties and Authority.

               2.1      Duties of Employee. During the term of this Agreement, Employee will serve as Chairman and Chief Executive Officer of the Company, and will faithfully and to the best of his ability perform such duties consistent with such position of Chairman and Chief Executive Officer as are determined and directed by the Board of Directors of Company. In his capacity as Chairman and Chief Executive Officer of the Company, Employee will be generally responsible for the day to day management of the Company. In performing his duties under this Agreement, Employee will fully support and cooperate with Company's efforts to develop its markets, expand its business and operate profitably and in conformity with business and strategic plans approved from time to time by the Company's Board of Directors. Employee will not be required to establish residency in a city other than San Antonio, during the term of this Agreement without the consent of Employee.

               2.2      Employee's Authority. In performing his duties under this Agreement, Employee will have such authority as is necessary for him to fulfill his duties as the Company's Chairman and Chief Executive Officer, subject, however, to the directives of and policies and procedures adopted by the Board of Directors of Company.

               2.3      Time and Attention to Services. Employee will devote substantially all of his time and attention to the performance of his duties to Company during the term of this Agreement. Company, however, recognizes that Employee may be engaged in other non-conflicting passive business and investment activities and in community activities unrelated to his duties under this Agreement that will require some portion of his time, and Company hereby consents to Employee's attention to such other activities so long as such activities (a) do not hinder Employee's ability to perform his duties under this Agreement and (b) do not represent a conflict of interest in contravention of the agreements contained in paragraph 7 or a competitive activity in contravention of the agreements contained in paragraph 5.5 of this Agreement.

3. Term and Termination.

               3.1      Term. This Agreement is effective as of the Effective Date and will continue in effect through June___, 2009 (the "Initial Term"), unless it is (a) terminated in accordance with paragraph 3.2 or (b) extended in accordance with paragraph 3.3.

3.2 Termination. This Agreement may be terminated prior to the last day of the Initial Term, or during any extension pursuant to paragraph 3.3, as follows:

(a) Termination by Mutual Consent. This Agreement may be terminated at any time by the written mutual consent of Company and Employee.

                          (b)      Termination by Company for Cause. This Agreement may be terminated by Company at any time for Cause by the delivery to Employee of a written notice of termination stating the effective date of termination and the basis upon which this Agreement is being terminated. As used in this Agreement, the term "Cause" means (a) a material default in the performance of Employee's duties under this Agreement (whether such default is the result of Employee's willful refusal to perform, or negligence in performing, his duties under this Agreement), (b) Employee's dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule, or regulation, or action (or omission) involving moral turpitude and reflecting unfavorably upon the public image of Company or its Affiliates to the material disadvantage of Company or its Affiliates, or action (or omission) aiding or abetting a competitor, supplier, or customer of Company or its Affiliates to the detriment of Company or its Affiliates, or (c) the unauthorized absence of Employee from work (other than for sick leave or disability) for a period of 30 working days or more during any period of 45 days during the term of this Agreement; and the term "Affiliate" means any other person or entity who directly controls, is controlled by, or is under common control with Company or any Affiliate of Company (and "control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities or otherwise). In the event of termination for Cause, Employee will be entitled to such salary and benefits as have accrued under this Agreement through the effective date of termination, but will not be entitled to any other salary, benefits, or other compensation after such date.

                          (c)      Termination by Company Without Cause. This Agreement may be terminated by Company at any time without Cause by the delivery to Employee of a written notice of termination not less than 30 days prior to the effective date of termination. Upon such termination, (i) Employee will be paid a bonus prorated for the portion of the calendar year for which Employee has been employed (as defined in Paragraph 4.2 of this Agreement) and other compensation as have accrued under this Agreement through the effective date of termination, and (ii) for a period of twelve (12) months after the date of termination, Company will pay Employee the equivalent of Employee's monthly base salary (the "Severance Payment"), provided that Employee complies with the provisions of paragraphs 5, 6, and 7 of this Agreement. The Severance Payment, less applicable withholding for federal taxes, shall be paid in semi-monthly installments or otherwise in such manner as the salaries of other executive officers of Company are paid in accordance with Company policy. Bonus payments, if any, will be paid to the Employee after a determination of the actual year end financial results are certified by the Chief Financial Officer and the Board of Directors of the Company, subject to adjustments resulting from the annual audit of the Company. Under no circumstance, however, will Company be obligated to pay any bonus or other compensation after the date of termination except as expressly provided herein.

                          (d)      Termination by Employee. This Agreement may be terminated by Employee at any time, with or without Cause, by the delivery to Company of a written notice of termination not less than 30 days prior to the effective date of termination. In the event of termination by Employee, Employee will be paid such salary, benefits, and other compensation as have accrued under this Agreement through the effective date of termination, but will not be entitled to any other salary, benefits, or other compensation after such date. On or after the date on which Company receives notice of Employee's termination of this Agreement, Company, at its election, may pay Employee his salary, benefits, and other compensation through the effective date of termination and terminate his employment immediately.

                          (e)      Termination Upon Death or Disability of Employee. This Agreement will be terminated immediately upon the death or permanent disability (which shall be determined in accordance with Company's disability plan as then in effect, or if no such plan is then in effect, as determined in good faith by Company's Board of Directors at such time as Employee becomes physically or mentally incapable of properly performing his duties under this Agreement and such incapacity will exist or can reasonably be expected to exist for a period of ninety days or more) of Employee. In either such event, Employee or his beneficiary as designated in writing to Company (or his estate, if no such beneficiary has been designated) will be entitled to such benefits (i) as are consistent with Company policy then in effect, or (ii) as are determined by Company's Board of Directors in its sole discretion.

               3.3      Extension of Term. The term of this Agreement may be extended beyond the Initial Term by the mutual agreement of Employee and Company and on such basis as Employee and Company shall agree. Each such extension, unless expressly agreed otherwise by Employee and Company, will be for one (1) year commencing on the first day after the expiration of the Initial Term or any renewal term. Mutual agreement to extend the term of this Agreement shall be evidenced by either (a) a written agreement executed by Company and Employee or (b) the continuation of Employee's performance of services under this Agreement with the approval of Company and without notice of termination given by Company or Employee. Any extended term of this Agreement may be terminated as set forth in paragraph 3.2 above, unless otherwise agreed in writing by Company and Employee.

4. Compensation and Benefits.

4.1 Base Annual Salary. In consideration of the performance of his duties under this Agreement, Employee will be paid a base annual salary during the Initial Term as follows:

(a) During the one-year period beginning on June___, 2006 and ending on June___, 2007, Employee's base annual salary will be Two Hundred Thousand Dollars ($200,000) and

(b) During the one-year period beginning on June___, 2007 and ending on June___, 2008, Employee's base annual salary will be Two Hundred Twenty Thousand Dollars ($220,000) and

(c) During the one-year period beginning on June___, 2008 and ending on June___, 2009, Employee's base annual salary will be Two Hundred Forty-Two Thousand Dollars ($242,000).

Employee's base annual salary will be payable (less applicable withholding for federal taxes) in arrears in semi-monthly installments or otherwise in such manner as the salaries of other executive officers of Company are paid in accordance with Company policy adopted by Company's Board of Directors.

               4.2      Bonus. Employee shall be eligible to receive an annual performance bonus during the Term of this Agreement or any extensions thereof as the Board of Directors, in its discretion, shall determine, unless termination occurs in accordance with either Paragraph 3.2 (b) or 3.2 (d) of this Agreement. The Board of Directors will establish a Compensation Committee that will be responsible for recommending the specific details surrounding the annual performance bonus, including target incentives for purposes of measuring Employee's performance with respect to the awarding of an incentive bonus. This includes the amount of bonus to be paid based on obtaining certain target objectives. The annual bonus plan will be established prior to each fiscal year, and must be agreed to by the Employee, and approved by the Board of Directors. The exception to the timing of such a plan would be for 2006, in which a plan would need to be approved within 60 days of the annual Shareholders Meeting.

               4.3      Expenses and Reimbursements. Employee will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Employee that are directly attributable to the performance of Employee's duties under this Agreement. Employee will adhere to Company' customary practices and procedures with respect to incurring out-of-pocket expenses and will present such expense statements, receipts, vouchers, or other evidence supporting expenses incurred by Employee as may be required under Company policy or as Company may from time to time request.

               4.4      Benefits. During the term of this Agreement, Employee will be entitled to the benefits generally provided or made available to other executives of Company, including, but without limitation, such group medical (including dental) insurance and life insurance benefits as are made available to employees of Company generally and participation in any "cafeteria" plan or retirement plan that may be available to employees of Company (subject, however, to (i) eligibility and (ii) modification or elimination in accordance with Company's standard policies as in effect from time to time) and to the following specific benefits:

(a) Vacation. Employee will be entitled to such vacation time as is allotted to other executive officers of Company.

(b) Sick Leave. Employee will be entitled to the benefits, and subject to all provisions of, Company's standard policies and procedures regarding sick leave and time off.

5. Confidentiality, Non-Disclosure, and Other Covenants.

               5.1      Detrimental Statements. For so long as this Agreement remains in effect and for a period of 12 months after the date of termination or expiration of this Agreement, whether with or without cause or for any reason (the "Applicable Period"), Employee will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the goodwill of Company.

               5.2      Covenant of Confidentiality. Employee recognizes and acknowledges that he will be provided access to confidential information and trade secrets of Company, and other entities doing business with Company relating to research, development, manufacturing, marketing, financial, and other business-related activities or may discover, conceive, perfect, or develop, solely or jointly with others, inventions, discoveries, improvements, know-how, computer programs, or other technical, manufacturing, marketing, customer, and/or financial data and information, including, without limitation, access to information regarding the upgrading of current Company products and the development of new products (hereinafter "Confidential Information"). Such Confidential Information constitutes valuable, special, and unique property of Company, and/or other entities doing business with Company. In consideration of such access to Confidential Information, Employee will not, during or after the term of his employment by Company, make any use of, or disclose any of such Confidential Information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, except as is generally available to the public or as specifically allowed in writing by an authorized representative of Company.

               5.3      No Use of Confidential Information of Others. Employee agrees not to make use of or disclose any confidential information, including trade secrets, of prior employers in carrying out Employee's duties to Company.

               5.4      Return of Confidential Information. Upon the expiration of the term or termination of this Agreement, Employee will surrender to Company all tangible Confidential Information in the possession of, or under the control of, Employee, including, but without limitation, the originals and all copies of all software, drawings, manuals, letters, notes, notebooks, reports, and all other media, material, and records of any kind, and all copies thereof pertaining to Confidential Information acquired or developed by Employee during the term of Employee's employment (including the period preceding the Effective Date). Employee further agrees that upon termination of Employee's employment, for any reason, and at the request of Company, Employee shall make himself available and shall meet with representatives of Company. At such meeting, Employee shall fully disclose and deliver any of the above described materials in Employee's possession and, at Company's request, shall execute any and all documents reasonably necessary to ensure and verify compliance with this paragraph 5.

               5.5      Covenant Not to Compete. As an ancillary covenant to the terms and conditions set forth elsewhere in this Agreement, and in particular the covenants set forth in paragraph 5.2, paragraph 5.3, and paragraph 5.4 above, and in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration received and to be received, Employee agrees that during the term of this Agreement and throughout the Applicable Period, Employee will not, directly or indirectly, own or become employed by or otherwise provide consulting services to, any business engaged or planning to become engaged in the business of providing or marketing door to door delivery networks, specialized door to door delivery network software packages, door to door delivery services, or any business competitive with Company prior to the date of termination of this Agreement in the United States of America, Mexico, Canada, Europe, Asia, any Caribbean Basin country or South America. Employee understands that the current business activities of Company and its Affiliates include the business of providing or marketing door to door delivery networks, specialized door to door delivery packages, door to door delivery services, and/or direct mail marketing services, and that Company and its Affiliates have plans to expand the scope of such activities and the geographic area of operations of Company and its Affiliates in the near future with the direct involvement of Employee; therefore, Employee agrees that the limitations as to time, geographical area, and scope of activity contained in this covenant do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Company, and are therefore reasonable. If any provision of this covenant is found to be invalid in part or in whole, Company may elect, but shall not be required, to have such provision reformed, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so reformed, such provision shall be enforceable.

               5.6      Non-Solicitation. During the term of this Agreement and throughout the Applicable Period Employee shall not, individually or on behalf of another person, company, or other entity, directly or indirectly, solicit or encourage any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company.

               5.7      Right to Injunctive Relief. Employee acknowledges that a violation or attempted violation on his part of any agreement in this paragraph 5 will cause irreparable damage to Company and its Affiliates, and accordingly Employee agrees that Company shall be entitled as a manner of right to an injunction, out of any court of competent jurisdiction restraining any violation or further violation of such agreements by Employee; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies Company may have. The terms and agreements set forth in this paragraph 5 shall survive the expiration of the term or termination of this Agreement for any reason. The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this paragraph 5.

6. Inventions or Discoveries.

6.1 Inventions.

                          (a)      Employee recognizes and acknowledges that during the term of his employment he may, either individually or jointly with others, and either on behalf of Company or on his own, discover, conceive, make, perfect, or develop inventions, discoveries, improvements, computer programs, know-how, and data that result from his employment or that are related to the business or activities of Company (hereinafter collectively referred to as "Inventions"). Inventions which are related to the business or activities of Company include any business or activity in progress at Company at the date of or during the Employee's employment with Company and projects or other operations at Company planned for the future. Employee agrees to advise and disclose said Inventions to Company.

                         (b)      Employee further recognizes and agrees that any and all such Inventions, including all rights in patents, patent applications, design patents, models, prototypes, and trade secrets, are the sole and exclusive property of Company. Employee agrees to assign and does hereby assign to Company, all his right, title, and interest in and to any and all Inventions and related intellectual property rights. Employee's obligations herein apply without regard to whether an idea for an Invention or the solution to a problem occurs to him on the job, at home, or elsewhere.

                         (c)      Employee shall promptly execute and deliver all papers and documents necessary to vest all right, title, and interest in and to Inventions in Company and, at Company's request and expense, shall assist Company in obtaining any patents, or any other form of protection accorded to such Inventions in the United States or anywhere throughout the world, and shall assign the same and any patents or copyright granted thereon, to Company.

               6.2      Copyright. Employee agrees that Company shall be the copyright owner of all copyrightable works of every kind and description (including computer programs, mask works, internal reports, compilations of data, and publications) created or developed by Employee, either individually or jointly with others, during the term of Employee's employment, where such works are created pursuant to the performance of Employee's duties. Employee further agrees, if so requested by Company, at no expense to Company, to execute such written acknowledgements or assignments of copyright ownership of works covered by this Agreement as may be necessary to preserve or vest such rights in Company.

               6.3      Prior Inventions or Discoveries. As a matter of record, Employee has set out in Schedule 1 attached hereto a complete list and description of all ideas, inventions, improvements, discoveries, computer programs, or mask works previously conceived, reduced to practice, perfected, or developed by Employee, either wholly or in part (hereinafter "Previous Inventions") and any patents, patent applications, or registration issued thereon. Only such Previous Inventions and accompanying intellectual property rights, and no other, shall be excluded from this Agreement.

      7.      Conflict of Interest. In keeping with Employee's fiduciary duties to Company, Employee agrees that while employed by Company he will not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow a conflict of interest to continue. Moreover, Employee agrees that he will immediately disclose to the Board of Directors of Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, where such interest might in any way adversely affect Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Board of Directors of Company, include, but are not limited to, the following: (a) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which Company does business; (b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like, for a supplier, contractor, subcontractor, customer, or other entity with which Company does business; (c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value; (d) misuse of Company's information or facilities to which Employee has access in a manner which will be detrimental to Company's interest, such as utilization for Employee's own benefit of know-how, inventions, or information developed through Company's business activities; (e) disclosure or other misuse of Confidential Information of any kind obtained through Employee's connection with Company; (f) the ownership, directly or indirectly, of a material interest in an enterprise in competition with Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with Company; and (g) appropriation of a Corporate Opportunity, as defined in paragraph 8 of this Agreement.

      8.      Corporate Opportunities. Employee acknowledges that during the course of his employment by Company he may be offered or become aware of business or investment opportunities in which Company may or might have an interest (a "Corporate Opportunity") and that he has a duty to advise Company of any such Corporate Opportunities before acting upon them. Accordingly, Employee agrees (a) that he will disclose to Company's Board of Directors any Corporate Opportunity offered to Employee or of which Employee becomes aware, and (b) that he will not act upon any Corporate Opportunity for his own benefit or for the benefit of any person or entity other than Company without first obtaining the consent or approval of Company's Board of Directors (whose consent or approval may be granted or denied solely at the discretion of Company's Board of Directors).

      9.      Company's Right of Offset. Should Employee at any time be indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Employee under this Agreement, including, but without limitation, salary and bonus payments, against any such indebtedness or amounts due from Employee to Company.

10. Miscellaneous.

10.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

               10.2      Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that this Agreement does not supersede or terminate the obligations and assignments of Employee arising under any separate assignment and nondisclosure agreement (however styled) that may have been, or may be, entered into between Company and Employee. This Agreement may be amended or modified only in writing executed by Employee and another officer of Company expressly authorized by Company's Board of Directors.

               10.3       Notices. Any notice or other communication hereunder must be in writing to be effective and shall be deemed to have been given when personally delivered to Employee or Company or, if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail. Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective. The address for each party for notices hereunder is as follows:

Employee: Clark R. (Dub) Doyal
14222 Summer Squall
San Antonio, Texas 78248

Company: Alternative Delivery Solutions, Inc.
12758 Cimarron Path, Suite B-128
San Antonio, Texas 78249
Attention: Board of Directors and Secretary to the Board

               10.4      Attorney's Fees. In the event that either party is required to obtain the services of an attorney in order to enforce any right or obligation hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and court costs from the other party.

               10.5      Assignability; Binding Nature. This Agreement is binding upon Company and Employee and their respective successors, heirs, and assigns. The rights and obligations of Company hereunder may be assigned by Company to any entity that succeeds to all or substantially all of the assets of Company through merger, consolidation, liquidation, acquisition of assets, or otherwise.

               10.6      Headings. The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

               10.7      Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, so that both Company and Employee would be relieved of all obligations arising under such provision, it is the agreement of Company and Employee that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If such amendment is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted therefor. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance by both Company and Employee, then the remainder shall be enforced to the extent permitted by law.

              10.8      Arbitration. Except as expressly provided below, any controversy, claim or dispute arising out of this Agreement or Employee's employment or other relations with Company, including any termination of employment, will be submitted to binding arbitration pursuant the Commercial Arbitration Rules of the American Arbitration Association then in effect and to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Texas. Each party expressly waives its entitlement, if any, to have such controversy, claim or dispute heard before a court or jury. Both parties will attempt to agree upon a mutually acceptable arbitrator; however, if Company and Employee are unable to agree upon one arbitrator, then an arbitrator shall be selected in accordance with the then-current rules of the American Arbitration Association. The arbitrator's decision will be final and binding on both parties. The arbitration shall take place in Austin, Texas, unless otherwise agreed between the parties in writing. Notwithstanding the foregoing, Company shall also be permitted to seek judicial relief as provided in paragraph 5.7 and may pursue other legal and equitable remedies in connection therewith.

               10.9      Employee's Representations. Employee represents and warrants that he is free to enter into this Agreement and to perform the terms and covenants contained herein. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

               10.10      Survival of Terms. The terms and agreements set forth in paragraphs 5, 6, and 7 shall survive the expiration of the term or termination of this Agreement regardless of the reason. The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in paragraphs 5, 6, and 7.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be part of the same instrument.

Executed as of the Effective Date set forth above by:

Alternative Delivery Solutions, Inc. Employee

By: /s/ James D. Schell /s/ Clark R. Doyal
James D. (Jim) Schell Clark R. (Dub) Doyal
President